Exhibit 9.2
Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse, Zurich

We consent to the incorporation by reference in the registration statement (No. 333-132936) on Form F-3/A and in the registration statement (No. 333-101259) on Form S-8 of Credit Suisse of our reports dated March 18, 2009 with respect to the consolidated balance sheets of Credit Suisse and its subsidiaries (the "Bank") as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholder's equity, comprehensive income and cash flows, and notes thereto, for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of the Bank.

Our reports contain an explanatory paragraph that states that in 2007 the Bank changed its method of accounting for certain financial instruments accounted for at fair value and in 2006 the Bank changed its method of accounting for defined benefit pension plans.

KPMG Klynveld Peat Marwick Goerdeler SA

/s/ David L. Jahnke /s/ Robert S. Overstreet
David L. Jahnke Robert S. Overstreet
Auditor in Charge

Zurich, Switzerland
March 24, 2009